Exhibit 99.1

(1): On July 1, 2013, Jefferies Capital Partners IV L.P., a Delaware limited partnership (“Jefferies Capital Partners IV”), sold 1,782 shares of common stock, par value $0.01 per share, of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”) (“Common Stock”), and Jefferies Employee Partners IV LLC, a Delaware limited liability company (“Jefferies Employee Partners”), sold 930 shares of Common Stock, in each case, on the open market and at a price per share of $35.02.

(2): On July 2, 2013, Jefferies Capital Partners IV sold 2,497 shares of Common Stock and Jefferies Employee Partners sold 1,303 shares of Common Stock, in each case, on the open market and at a price per share of $35.00.

(3): On July 3, 2013, Jefferies Capital Partners IV sold 296 shares of Common Stock and Jefferies Employee Partners sold 154 shares of Common Stock, in each case, on the open market and at a price per share of $35.00.

(4): Brian P. Friedman (“Mr. Friedman”) is a managing member of Jefferies Capital Partners LLC, a Delaware limited liability company (“Manager”), which serves as the manager of each of Jefferies Capital Partners IV and Jefferies Employee Partners and the managing member of JCP IV LLC, the entity that serves as the general partner of Jefferies Capital Partners IV and the managing member of Jefferies Employee Partners and, in such capacities, may be deemed to beneficially own the shares of Common Stock beneficially owned and sold by Jefferies Capital Partners IV and Jefferies Employee Partners. In addition, Mr. Friedman is the general partner of 2055 Partners L.P. (“2055 Partners”) and, in such capacity, may be deemed to beneficially own the 28,668 shares of Common Stock beneficially owned by 2055 Partners. Accordingly, after giving effect to the sales of Common Stock by Jefferies Capital Partners IV and Jefferies Employee Partners described above, Mr. Friedman may be deemed to beneficially own 857,683 shares of Common Stock, of which 27,702 shares of Common Stock is owned directly and 829,981 shares of Common Stock is deemed to be owned indirectly, including 526,574 shares of Common Stock owned by Jefferies Capital Partners IV, 274,739 shares of Common Stock owned by Jefferies Employee Partners and 28,668 shares of Common Stock owned by 2055 Partners. Mr. Friedman disclaims beneficial ownership of the shares of Common Stock beneficially owned and sold by Jefferies Capital Partners IV and Jefferies Employee Partners except to the extent of his pecuniary interest therein.